Exhibit 10.58
MANUFACTURING AGREEMENT
This manufacturing agreement (the “Agreement”) is made and entered into on August 3, 2006 (‘Effective Date”) by and between Photon Dynamics, Inc. (“PDF), a California corporation, having its principal office at 5970 Optical Drive, San Jose, California 95138, and Ultra Clean Technology Systems and Service, Inc. a corporation organized and existing under the laws of the State of California having its principal office at 150 Independence Drive, Menlo Park, CA 94025 and its affiliates (Collectively “the “Manufacturer”). PDI and Manufacturer are each individually referred to herein as the “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, PDI designs and manufactures yield-enhancing test equipment for flat-panel display manufacturers;
WHEREAS, PDI desires to engage Manufacturer to develop, manufacture, and sell, according to PDI’s Specifications (defined below), the Product(s) (defined below) to PDI exclusively;
WHEREAS, Manufacturer desires to obtain from PDI a non-exclusive right and license to manufacture and sell to exclusively to PDI the Product(s); and
WHEREAS, PDI wishes to grant the aforementioned non-exclusive right and license to Manufacturer and to purchase the Product(s) from Manufacturer.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereby agree as follows:
SECTION 1
DEFINITIONS
1.1	“Affiliate” shall mean with respect to either Party, any other party directly or indirectly controlling, controlled by, or under common control with such Party. For purposes of this definition, “control” when used with respect to either Party, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” as used herein have meanings correlative to the foregoing.

1.2	“Authorized Third Party” shall mean any of PDI’s Affiliates, or any PDI-approved third party that desires to purchase Product(s) or Materials and whose credit-worthiness is reasonably acceptable to Manufacturer.

1.3	“Consigned Materials” shall mean any materials, components, and other supplies necessary for the manufacture of the Product(s) by Manufacturer pursuant to this Agreement which are supplied by PDI. Examples of such Consigned Materials are the stage and camera assemblies.

1.4	“Epidemic Failure” shall mean those substantial deviations from the Specifications within the warranty period which seriously impair the use of the Product(s) existing at the time of delivery but which are not reasonably discernible at that time and which are evidenced by an identical, repetitive defect due to the same cause and occurring in the same series of the Product(s).

1.5	“Hazardous Substances” shall include, but not be limited to, any substances, materials or wastes that are regulated by any local governmental authority of each State of the United States or any other country, including China where the Product(s) is manufactured by Manufacturer and Korea where the product is mainly sold by PDI because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including, without limitation, above or underground storage tanks, flammables, explosives, radioactive materials, radon, petroleum and petroleum Product(s), asbestos, urea formaldehyde, foam insulation, methane, lead-based paint, polychlorinated biphenyl compounds, hydrocarbons or like substances and their additives or constituents, pesticides and toxic or hazardous substances or materials of any kind, including, without limitation, substances now or hereafter defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” in rules and regulations promulgated pursuant to any applicable federal, state or local law, common law, code, rule, regulation, order, policy or ordinance, presently in effect or hereafter enacted, promulgated or implemented, or any other applicable governmental regulation imposing liability or standards of conduct concerning any hazardous, toxic or dangerous substances, waste or material, now or hereafter in effect.

1.6	“Intellectual Property” shall mean any idea, concept, know-how, technique, invention, discovery, improvement, document, product, system, practice, procedure, means, method, design, device, program, software, drawings and sketches, and trade secrets relating to the design, development, implementation, use, maintenance and upgrading of the Product(s). Intellectual Property includes, but is not limited to, subject matter that falls within the definition of patentable subject matter under the laws of the United States or any other country, including Korea, or within the definition of copyrightable materials under the laws of the United States or any other country, including Korea.

1.7	“Manufacturer’s Intellectual Property” shall mean all of Manufacturer’s designs, logos, technical descriptions, specifications, trade secrets, and product descriptions, regardless of registration, which are protected by patents, copyrights, trademarks or other proprietary rights as provided in Exhibit A.

1.8	“Materials” shall mean raw materials, components (except Consigned Materials), and other supplies necessary for the manufacture of the Product(s) by Manufacturer pursuant to this Agreement.

1.9	“Non-Binding Forecasts” means the minimum shipment numbers listed in Exhibit B and used in conjunction with procedures outlined in Sections 4.3.

1.10	“NRE” means non-recurring engineering funded by PDI.

1.11	“PDI Trademarks” shall mean the trademarks specified by PDI or its Affiliate, as applicable, that are to be used in connection with the manufacturing and packaging of the Product(s).

1.12	“Product” shall mean the product to be manufactured by Manufacturer under this Agreement in accordance with the Specifications, as amended from time to time by written agreement or as otherwise agreed upon in writing by the Parties incuding all updates and enhancements.

1.13	“Project Plan” means the plan identified in Exhibit F, or as agreed to by the Parties from time to time.

1.14	“Purchase Order” or “Purchase Orders” shall have the meaning provided in Section 4.2.

1.15	“Specifications” shall mean the design and manufacturing specifications of the Product which are set forth in Exhibit A.

1.16	“Technical Evaluation” shall mean the testing and evaluation of Manufacturer’s test product for compliance with specification, quality, and suitability in accordance with the process and dates outlined in the Specifications or Project Plan.
SECTION 2
DEVELOPMENT OF THE PRODUCTS
2.1	Develop Products to Specifications. The Products shall be designed and developed by Manufacturer in accordance with the agreed-upon Specifications and Technical Evaluation listed in Exhibit A and the Project Plan described in Exhibit F.

2.2	Exclusive Rights to NRE and the Products. Manufacturer acknowledges and hereby agrees that PDI shall solely and exclusively have the rights to the NRE, the Products and the Intellectual Property in and to the Products. Manufacturer shall not, without PDI’s prior written consent, sell or otherwise use the NRE and the Intellectual Property in and to the Products for any other products without the prior written consent of PDI. Manufacturer hereby agrees to assign and does hereby expressly assign to PDI all Intellectual Property in and to the NRE and the Products created after the date hereof unless the Parties agree otherwise in writing prior to the commencement of the design of such Products. Manufacturer shall assist PDI in every reasonable way, at PDI’s expense, to secure, perfect, register, maintain, and defend PDI’s ownership and benefit in and to the NRE and the Products. Manufacturer hereby irrevocably agrees not to assert against PDI, its Affiliates, direct or indirect customers, assignees or sublicensees, any claim of Manufacturer’s Intellectual Property affecting the NRE or the Products. This Section 2.2 shall survive the termination of the Agreement. Except as permitted herein, Manufacturer shall not reverse engineer any products containing PDI’s Intellecutal Property.
SECTION 3
MANUFACTURE OF PRODUCTS
3.1	Manufacture and Purchase. Subject to Manufacturer meeting and passing the Technical Evaluation (Exhibit A) as shown in the Project Plan (Exhibit F), Manufacturer hereby agrees to manufacture and sell to PDI such quantities of the Product(s) for which PDI issues Purchase Orders (defined herein) pursuant to this Agreement. Manufacturer shall manufacture the Product(s) in accordance with the Specifications. Manufacturer further agrees that it shall not, without PDI’s prior written consent, sell or otherwise use the PDI Intellectual Property for any other Product(s).

3.2	Support and Training. Manufacturer shall provide PDI employees, consultants or agents with such training related to the manufacturing, operation and any other technical information relating to the Product(s) as PDI may reasonably deem necessary to assist PDI in the integration and assembly of the Product(s) with other components. Without limiting the foregoing, Manufacturer can provide for each Product a detailed manufacturing process or instructions at a predetermined cost agreed to by both Parties.

3.3	Compliance with Laws. Manufacturer’s performance under this Agreement shall comply with all applicable standards, provisions and stipulations of China and the United States (including federal, state and local) laws, rules, regulations and ordinances applicable to performance under this Agreement. Manufacturer shall submit to PDI on a timely basis all information concerning the existence, if any, of Hazardous Substances contained within the Product(s) in a form and content as required by PDI.

3.4	Changes to Specifications. PDI may from time to time request that modifications, alterations or changes be made to the design of the Product(s) as reflected in the Specifications. Such modifications, alterations or changes may originate with PDI or may be recommended by Manufacturer. Within thirty (30) days following Manufacturer’s receipt of a written request for modifications, alterations or changes from PDI, Manufacturer shall provide PDI a binding estimate of the cost of such modifications, alterations or changes and a total increase or decrease in the price of the Product(s). If PDI approves the binding estimate, Manufacturer shall make such modifications, alterations or changes as soon as practicable upon receipt of such written consent from PDI. Manufacturer shall not make any modifications, alterations or changes to the Specifications without the prior written consent of PDI.

3.5	Other Changes. Manufacturer shall advise PDI in writing of any material changes to manufacturing processes, Materials, sources of supply, process chemistries, test procedures, quality reporting or other major processes, and ensure that any such changes do not compromise the Specifications, quality, or reliability of Product(s) ordered pursuant to this Agreement. In the case of changes to Materials or sources of supply, Manufacturer shall make best efforts to notify PDI at least sixty (60) days prior to the effectiveness of such change; provided, however, that in any event, the notice shall not occur later than twenty-four (24) hours following Manufacturer’s determination of the same. If such change concerns any major components or involves a substantial change, Manufacturer shall notify PDI while the change is under consideration by Manufacturer. Manufacturer may not make any such changes without prior written consent from PDI. To the extent the Specifications need to be changed to comply with a license or to avoid a valid utility patent, design patent, copyright or other intellectual property right, Manufacturer shall advise PDI in writing of such “Necessary Patent-Related Changes” including the circumstances giving rise to such changes, and await PDI’s written consent before proceeding further.

3.6	Subcontracting. Manufacturer may engage subcontractors or vendors to provide components or subassemblies for the Product(s), provided that Manufacturer provides PDI with written notice of such subcontractors or vendors at least twenty-four (24) hours prior to such engagement. Manufacturer shall not engage any subcontractor to manufacture the Product(s).

3.7	Tooling and Non-Recurring Expenses. PDI shall provide non-Product and Product-specific tooling at its own expense. All Product-specific tooling and molds shall be the exclusive personal property of PDI, and Manufacturer hereby assigns all right, title and interest in same to PDI. In the event of termination, in accordance with Section 15.2, all tools and molds which are the property of PDI shall be delivered to PDI at Manufacturer’s sole cost and expense.
SECTION 4
SUPPLY AND ORDER FOR PRODUCTS
4.1	Forecasts. PDI shall use reasonable efforts to provide Manufacturer with reasonable estimates of its forecast of anticipated orders for the Product(s) on a monthly basis showing monthly quantities for a maximum of 12 months. Forecast information shall be non-binding, for planning purposes only, and shall not represent PDI’s commitment to purchase any or all units, except as otherwise specifically agreed in writing by PDI. PDI will also provide Manufacturer with a master schedule showing (a) type information for Materials and Consigned

Materials (i.e. stage, chuck and camera assemblies), (b) arrival dates for Consigned Materials (i.e. stage and camera assemblies), (c) customer acceptance test procedure dates, and (d) shipment dates for the Product(s).

4.2	Purchase Orders. PDI shall submit purchase orders (“Purchase Orders”) to Manufacturer for the Product(s) at least 16 weeks prior to required shipment and will include, at a minimum, the following information: (a) identification of the Product(s) ordered; (b) quantity; (c) delivery date; and (d) shipping instructions and shipping address. PDI does not guarantee any particular sales volume with respect to the Product(s). In the event of any conflict between the terms and conditions of this Agreement and any Purchase Order, the terms and conditions of this Agreement shall control.

4.3	Product and Materials Lead Times; Inventory Report.
4.3.1	Lead times for Purchase Orders shall be agreed to by the Parties. Manufacturer shall provide timely written notice to PDI in the event that a change is necessary to lead time requirements.

4.3.2	Manufacturer shall give PDI written notice, from time to time, of any desired change in the order quantities, order lead time, cancellation lead time or cancellation terms. Manufacturer shall continue to manufacture under the new order lead time, cancellation lead time or terms, if and only if, a written agreement is provided to Manufacturer by PDI. Such written agreement shall also obligate PDI to the revised cancellation lead time or cancellation terms.

4.3.3	If requested by PDI, Manufacturer shall provide PDI with a bi-weekly inventory report for all finished goods, work in progress, Materials and other component parts (e.g., Consigned Materials) in its possession. Failure to provide such report shall relieve PDI from any liability it would otherwise have hereunder for canceling Purchase Order commitments, failing to issue Purchase Orders consistent with agreed Non-Binding Forecasts, or otherwise upon termination of this Agreement for any reason.
4.4	Acceptance of Orders. All Purchase Orders issued in accordance with this Agreement shall give rise to a binding contract between Manufacturer and PDI for the sale of the Product(s) ordered subject to and governed by the terms of this Agreement. Purchase Orders shall become binding on the Parties upon acceptance thereof by Manufacturer. Manufacturer shall be deemed to have accepted a Purchase Order if Manufacturer fails to reject the Purchase Order by notifying PDI in writing within forty-eight (48) hours of its receipt thereof, not including weekends and the nationally recognized holidays of the United States or the country of manufacture. PDI may cancel a Purchase Order without penalty or liability if PDI reasonably determines in its sole and absolute discretion that delivery to PDI shall be delayed beyond thirty days (30) from the date of the acceptance of the Purchase Order or Manufacturer is otherwise unable to make delivery in conformance with the Purchase Order, Specifications, or performance or quality standards.

4.5	Rescheduling of Delivery Dates. PDI may reschedule delivery of units of Product(s) up to one (1) month after the delivery date specified on a Purchase Order, unless shipment has already occurred, by sending Manufacturer a written change order or by canceling the old Purchase Order and sending a new Purchase Order(s). Rescheduling of delivery of Product(s) beyond this one (1) month limitation shall only be made with the written approval of each of the Parties. Rescheduling of delivery of Product(s) earlier than the delivery date specified on a Purchase Order shall only be made with the written approval of each of the Parties.

4.6	Purchase Order Cancellations. If PDI wishes to cancel (as opposed to reschedule a delivery) a certain quantity of units of Product(s) ordered pursuant to a Purchase Order, Manufacturer, upon receipt of such written notice of such cancellation, shall immediately stop work on such units of Product(s) to the extent specified therein. PDI’s liability for a cancellation shall be limited to the following:
4.6.1	Manufacturer shall make its reasonable best effort to manage the disposition and liability of all industry standard Materials to limit expense or liability to PDI (i.e., all non-Unique Materials).

4.6.2	PDI shall be liable to Manufacturer, if a Purchase Order is cancelled for the cost of unique materials related to such a Purchase Order at Manufacturer’s cost and without any overhead or profit markup.
4.7	Shipment. All Product(s) sold by Manufacturer to PDI shall be prepared for shipment in accordance with PDI’s instructions as set forth in the Purchase Orders.
4.7.1	Time is of the Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT WITH RESPECT TO THE SPECIFIED DELIVERY DATES.

4.7.2	Risk of Loss. PDI assumes all risk of loss and damage upon Manufacturer’s shipment of the Product(s) to PDI or its designated carrier or agent.

4.7.3	Packaging and Labeling. Manufacturer shall package and label the Product(s) and prepare the Product(s) for shipment in accordance with all applicable laws, regulations and industry standards in the countries of manufacture and distribution. Such laws, rules and industry standards include, but are not limited to, the laws, rules and industry standards of country of origin designation and include the rules and regulations promulgated by the government of Korea, the U.S. Customs and Border Protection, the U.S. Department of Homeland Security, all requirements under the U.S. Fair Packaging and Labeling Act, U.S. Federal Communication Commission, U.S. Food and Drug Administration and other applicable government agencies of the U.S., and other countries, including Korea, of intended distribution.
4.8	Quality Acceptance.
4.8.1	Inspections at Manufacturer’s Facility. PDI shall have the right to perform vendor qualifications and/or on-site source inspections at Manufacturer’s manufacturing facilities and Manufacturer shall reasonably cooperate with PDI in such inspection. In the event that an inspection or test is required to be made by PDI on Manufacturer’s manufacturing facilities, Manufacturer shall provide PDI’s inspectors with reasonable facilities and assistance at no additional charge.

4.8.2	Epidemic Failure. In the case of an Epidemic Failure of Materials, Manufacturer shall, within five (5) business days, propose an action plan to fix the failure of any affected Product(s) and to implement this action plan immediately upon PDI’s acceptance thereof. If the action plan is not acceptable to PDI, PDI can require Manufacturer to repair or replace, at Manufacturer’s option, the affected Product(s). The repair or replacement shall be done at mutually agreed-upon location(s); provided, however, that costs of repair or replacement, together with the shipping, transportation and other costs of gathering and redistributing the Product(s), shall be borne by Manufacturer. In addition to bearing the costs associated therewith, if requested by PDI, Manufacturer shall support and provide at Manufacturer’s expense a sufficient number of Product(s) to permit the field exchange or “hot swap” of Product(s) at customer sites. The Parties agree to make all reasonable efforts to complete the repair or replacement of all of the affected Product(s) within twenty (20) business days after written notice of Epidemic Failure by PDI to Manufacturer. Manufacturer agrees that PDI shall be supported with accelerated shipments of replacement Product(s) to fulfill PDI’s supply requirements.
4.9	Inspection and Acceptance. PDI or a PDI representative shall conduct any incoming inspection tests on the Product(s) prior to authorizing shipment from Manufacturer’s facility. Such inspection shall occur no later than 48 hours from the time Manufacturer declares the product complete and ready for inspection. PDI shall have the right to reject any Product that does not meet the Specifications (“Nonconforming Product”) and shall provide Manufacturer with information as to the reason for the rejection of the Nonconforming Product. At PDI’s option, Manufacturer shall either (a) promptly replace the Nonconforming Product without additional cost to PDI, permit PDI to issue a debit memorandum to Manufacturer for the purchase price of the Nonconforming Product, and shall re-invoice PDI for the Product shipped to replace the Nonconforming Product at the time of shipment of the replacement product; or (b) credit PDI for the purchase price of the Nonconforming Product and related shipping charges after receipt of PDI’s debit memorandum related to such Nonconforming Product. At Manufacturer’s request and expense, PDI shall return all rejected Product(s) to Manufacturer.
4.9.1	Upon inspection and acceptance by PDI, products shipped by Manufacture from Manufacturer’s facility will become responsibility of PDI for loss, damage, or any quality issues.
4.10	Purchase by PDI’s Authorized Third Parties or Affiliates. Manufacturer hereby agrees that all of the PDI’s Authorized Third Parties or Affiliates, wherever located, shall be entitled to make purchases under this Agreement (at the same price and in accordance with same terms negotiated by PDI, as applicable), and all such purchases shall apply to the purchase commitments hereunder, if any. With respect to any purchases made by Authorized Third Parties or Affiliates, the terms and conditions of this Agreement shall govern provided that all references to “PDI” contained in this Agreement shall refer to the Authorized Third Party or Affiliate, as applicable.

4.11	Programming, Operating Systems, Software. If applicable, procurement of all computer programming, operating systems, or other software shall be the responsibility of Manufacturer, or PDI upon PDI’s written assent thereof. Any restrictions or payment obligations imposed by the original source on Manufacturer’s or PDI’s use or handling of such programming shall be approved in writing by PDI. There shall be no payment or reimbursement obligation on PDI’s part for programming obtained or provided by Manufacturer unless such payments or reimbursements are approved in writing by PDI which indicates that PDI has accepted such obligation.
SECTION 5
PRICES AND PAYMENTS
5.1	Prices. The pricing model for all Product(s) sold by Manufacturer to PDI shall be as set forth in Exhibit B or as otherwise agreed in writing by the Parties from time to time. Prices may be decreased at any time upon agreement by the Parties. A price increase can only take effect if Manufacturer gives at least ninety (90) days’ prior written notice of the effective date of such increase. In no event, however, shall a price increase affect (a) a Purchase Order accepted by Manufacturer prior to the effective date of such price increase; or (b) a prior agreement between the Parties concerning Purchase Orders to be placed by PDI during a period in which prices are to remain firm. All transactions shall be valued in United States currency and shall be invoiced and payment remitted in the United States currency.

5.2	Most Favored Nation Requirement. Manufacturer warrants that the prices for the Product(s) do not, and at all times shall not, exceed Manufacturer’s price to any other customer for a substantially similar product in substantially similar volumes, and under commercial terms and conditions similar to those of this Agreement.

5.3	Additional Payments. If additional payments shall be or have been made to Manufacturer by PDI in connection with this Agreement for items such as assists (e.g., tooling, molds, dies, Materials, or components provided for incorporation in or manufacture of the Product(s)), royalties, packing, selling commissions, or other incidental charges, such additional value(s) shall be separately itemized and identified on Manufacturer’s commercial invoice. Manufacturer’s invoices shall not indicate a nominal value for Product(s), but shall indicate the invoice price charged to PDI, or if shipment is one of multiple shipments required under a single Purchase Order, the value shall be stated as the actual value of the Product(s) with respect to each shipment. If Manufacturer ships sample goods to PDI, a fair market value shall be stated on the commercial invoice for customs purposes.

5.4	Payment Terms. Manufacturer shall invoice PDI for the Purchase Order upon PDI acceptance of Product(s). PDI shall pay amounts due in each such invoice within thirty (30) days.

5.5	Taxes. Manufacturer’s prices do not include any goods and services taxes or any sales, use, excise, or similar taxes unless expressly indicated in writing.

5.6	Right to Make Offset. If Manufacturer’s fails to resolve any invoice or payment related issues with PDI after 30 days from receipt of a written claim by PDI, PDI may offset from Manufacturer’s invoice any current or future indebtedness of Manufacturer to PDI. Manufacturer agrees to not contest PDI’s deduction if Manufacturer fails to send a written denial thereof, including all supporting documentation, to PDI within sixty (60) days of the date of deduction (PDI’s check date). Such written denial shall be made by Manufacturer by submitting notice to PDI under the notice provisions of this Agreement.

5.7	Statement of Account. From time to time upon request by PDI, Manufacturer shall provide a complete statement of account that shall include, but not be limited to, unpaid invoices and disputed deductions. Such statement of account shall also disclose all credit memos issued and outstanding. The statement of account shall be forwarded by electronic mail in spreadsheet format or by regular mail per PDI’s instructions. Statements for merchandising/inventory accounts shall be separate from any statement of account for parts purchased by PDI for Product service and out-of-warranty repairs.

5.8	Debit Balances. If Manufacturer is indebted to PDI but there is no outstanding balance due to Manufacturer, Manufacturer shall pay the amount due to PDI via check or wire transfer in full within thirty (30) days of receipt of notification thereof from PDI. If the amount in question is disputed, the Parties agree to work in good faith to reconcile the matter so that payment to PDI of any undisputed amount shall be made within sixty (60) days of PDI’s original notice to Manufacturer. In no event shall PDI be obligated to take a credit against future purchases.

5.9	Cost Reduction Plans. Manufacturer shall develop a cost reduction plan for all products based on material and labor cost reductions. Such plans shall be reviewed by both Parties and mutually agreed upon twice a year, The goal for cost reduction is 5% (five percent) annually, but Manufacturer does not guarantee that such 5% cost reductions can be achieved annually.
SECTION 6
WARRANTIES
6.1	Representations and Warranties of Manufacturer. Manufacturer represents and warrants to PDI as follows:
6.1.1	Manufacturer has the authority to enter into this Agreement and to manufacture and sell the Product(s) to PDI and that the persons signing this Agreement on behalf of Manufacturer are authorized to sign;

6.1.2	Manufacturer possesses all necessary permits, licenses, or clearances required to perform its obligations hereunder, including China and other governmental approvals required to perform its obligations under this Agreement;

6.1.3	the Product(s) shall be free and clear of all liens, charges, encumbrances, or other restrictions;

6.1.4	the Product(s) shall be free from defects in design, manufacture, materials and workmanship for a period equal to the greater of (i) the warranty period provided to end-users by PDI, plus one (1) month; or (ii) twelve (12) months from PDI’s resale to an end-user;

6.1.5	the Product(s) shall be fit and safe for the use(s) normally and reasonably intended;

6.1.6	the Product(s) are of merchantable quality and shall perform in conformance with Specifications (including any identified “Useful Life”) and Manufacturer samples;

6.1.7	Manufacturer shall comply with all applicable laws and regulations in performing its obligations under this Agreement, including but not limited to laws and regulations pertaining to product design, manufacture, packaging and labeling and, if applicable, importation and the Foreign Corrupt Practices Act;

6.1.8	the Product(s) and all Materials provided to PDI under this Agreement are new Product(s) and do not contain anything used, refurbished or reconditioned;

6.1.9	all Product(s), unless specifically exempted under the applicable customs laws and regulations, shall be marked in a conspicuous place as legibly, indelibly, and permanently as the nature of the article (or container) shall permit, with the country of origin;

6.1.10	the Product(s) are not supplied by the use of forced labor, convict labor or forced or illegal child labor and mat the Product(s) were not trans-shipped for the purpose of mislabeling, evading quota or country of origin restrictions or for the purpose of avoiding compliance with forced labor, convict labor or child labor laws;
6.2	Representations and Warranties of PDI. PDI represents and warrants to Manufacturer as follows:
6.2.1	the Specifications and other Intellectual Property provided by PDI to Manufacturer do not infringe the intellectual property rights of any third party, including without limitation, any utility patent, design patent, trade secret or other intellectual or proprietary rights; and

6.2.2	that the persons signing this Agreement on behalf of PDI are authorized to sign on its behalf.
6.3	Warranty Exclusions:
6.3.1	MANUFACTURER MAKES NO WARRANTIES, GUARANTEES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCT(S) SOLD TO PDI EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. ALL OTHER WARRANTIES ARE EXPRESSLY WAIVED AND EXCLUDED, INCLUDING, BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.3.2	MANUFACTURER SHALL HAVE NO WARRANTY RESPONSIBILITY FOR CONSIGNED MATERIALS, BUT MANUFACTURER AGREES TO COOPERATE IN PROCESSING APPLICABLE THIRD-PARTY WARRANTY CLAIMS AND IN TAKING ADVANTAGE OF REMEDIES, IF ANY, AVAILABLE FROM THE ORIGINAL SOURCES OF SUCH CONSIGNED MATERIALS.

6.3.3	PDI MAKES NO WARRANTIES, GUARANTEES, OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO

THE SPECIFICATIONS, AND EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES RELATING TO THE SPECIFICATIONS OR THE PRODUCT(S) INCLUDING ANY WARRANTY AGAINST INFRINGEMENT.

6.3.4	IN NO EVENT SHALL THE PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS), PUNITIVE, OR EXEMPLARY DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.3.5	EXCEPT FOR ITS OBLIGATIONS UNDER THIS SECTION, AND EXCLUDING ANY THIRD-PARTY CLAIM OF ANY KIND RELATED TO THIS AGREEMENT, THE PARTIES’ LIABILITY TO EACH OTHER, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE SHALL NOT EXCEED FIFTY PERCENT (50%) OF THE AGGREGATE OF INVOICED COSTS PAID BY PDI TO MANUFACTURER FOR ALL PRODUCTS FOR THE IMMEDIATE TWELVE (12) MONTH PERIOD.
SECTION 7
INDEMNIFICATION
7.1	Indemnification by Manufacturer. Manufacturer shall indemnify, defend and hold harmless PDI, its parent and each of its Affiliates, subsidiaries, officers, directors, employees, consultants, agents and shareholders from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefore, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (“Indemnifiable Losses”), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified under this Section 7.1 by reason of (a) any breach of representation, warranty, covenant or agreement on the part of Manufacturer under this Agreement; (b) acts or omissions of Manufacturer relating to the Product(s) which includes, but is not limited to, claims that the Product(s), or use thereof, caused personal injury, death, or real or personal property damage to the extent not attributable to Consigned Materials or PDI Proprietary Specifications; (c) a Product recall, whether or not initiated by Manufacturer to the extent not attributable to Consigned Materials or PDI Proprietary Specifications; (d) an allegation that any Product constitutes an infringement of any patent or any other intellectual property right protected under the laws of the United States, any State of the United States, or any other country, including China, to the extent not attributable to PDI Proprietary Specifications; (e) the negligence or willful misconduct of Manufacturer; (f) any retroactive antidumping duties payable by PDI; and (g) acts or omissions that cause difficulty, delay or inability of PDI to import the Product(s) into the United States or other country of importation and/or to comply with applicable import regulations; provided that in no event shall Manufacturer be liable for PDI’s lost profits, consequential, punitive or exemplary damages.

7.2	Indemnification by PDI. PDI shall indemnify, defend and hold harmless Manufacturer and each of its Affiliates, subsidiaries, officers, directors, employees, consultants, agents and shareholders from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified under this Section 7.2 by reason of (a) any breach of representation, warranty, covenant or agreement on the part of PDI under this Agreement; or (b) the gross negligence or willful misconduct of PDI; provided that in no event shall PDI be liable for Manufacturer’s lost profits, consequential, punitive or exemplary damages.

7.3	Third Party Claims. If a claim by a third party is made against an indemnified Party and if the indemnified Party intends to seek indemnity with respect thereto under this Section 7, such indemnified Party shall promptly notify the indemnifying Party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified Party so long as the failure to give timely notice does not adversely affect the indemnifying Party’s ability to defend such claim against a third party. The indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the indemnifying Party and reasonably satisfactory to the indemnified Party. The indemnifying Party shall have control of the defense of any such action, including any appeals and negotiations for the settlement or compromise thereof and shall have full authority to enter into a binding settlement or compromise; provided that, the indemnifying Party shall not enter into any settlement or compromise which may adversely affect the indemnified Party without the indemnified Party’s consent, which consent shall not be unreasonably withheld. If the indemnifying Party assumes the defense of such claim, the indemnifying Party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified Party in connection with the defense thereof. The indemnified Party may participate, at its own cost and expense, in the defense of any such claim; provided that such defense shall be controlled by the indemnifying Party.

7.4	Cooperation as to Indemnified Liability. Each Party hereto shall cooperate fully with the other Party with respect to access to books, records, or other documentation within such Party’s control, if deemed reasonably necessary or appropriate by any Party in the defense of any claim which may give rise to indemnification hereunder.

7.5	Insurance Requirements.

7.5.1	Manufacturer shall procure and maintain throughout the term of this Agreement an insurance policy that meets the following requirements:

7.5.2	Type of Policy:
7.5.2.1	Comprehensive general liability, commercial general liability or product liability.

7.5.2.2	Must be a per-occurrence policy.

7.5.2.3	Claims-made policy is not acceptable.

7.5.2.4	If Manufacturer shall be entering PDI’s premises, Manufacturer shall procure and maintain Workers’ Compensation insurance in an amount not less than the statutory requirements.
7.5.3	Named Insured:
7.5.3.1	Manufacturer shall be identified as the named insured.
7.5.4	Policy of Insurance:
7.5.4.1	A copy of an insurance policy shall be submitted to PDI before shipment which is in compliance with these requirements.

7.5.4.2	The policy shall provide that the insurance shall not be cancelled or changed unless at least thirty (30) days’ prior written notice has been given to PDI.

7.5.4.3	Prior to expiration of the insurance policy, an original certificate of insurance shall be submitted to PDI evidencing the renewal of coverage in compliance with these requirements.
7.5.5	Additional Insureds:
7.5.5.1	PDI and its Affiliates shall be added as additional insureds.
7.5.6	Limit of Liability:
7.5.6.1	U.S. $5,000,000 per occurrence for electronics Product(s) manufacturing (primary insurance of U.S. $1,000,000 per occurrence plus U.S. $4,000,000 in excess liability or umbrella coverage is acceptable).
7.5.7	Policy Territory and Jurisdiction:

7.5.7.1	Worldwide.
SECTION 8
RETURNS & DEFECTIVE MATERIALS
8.1	General. PDI shall have the right to return at Manufacturer’s expense, and for full credit or refund of PDI’s cost, any non-consigned Products that (a) are not developed, manufactured, supplied, packaged, or labeled in accordance with the Specifications and all applicable laws, rules, regulations and industry standards; (b) are shipped in error or in non-conformance with PDI’s Purchase Order; (c) have caused injury to person or property; (d) are damaged; (e) are supplied in breach of Manufacturer’s warranty as provided herein; or (g) are returnable as a defective Product, subject to the terms of Section 8.2 below.

8.2	Return Procedures. If a Manufacturer Return Authorization (“MRA”) is first required by either Party prior to PDI’s return of Product(s) to Manufacturer, Manufacturer agrees to provide a unique MRA number to PDI within forty-eight (48) hours of PDI’s request. Manufacturer shall allow delivery of the return Product(s) as of the day the MRA is issued to PDI. If Manufacturer requires that PDI make an appointment to deliver returned Product(s), such appointment shall be provided by Manufacturer within three (3) days of the carrier’s expected arrival time. See Exhibit G for MRA procedures.

8.3	Returns; Defective Products. The Parties agree that returns shall be governed by a “Return” and “Defective Allowance” procedures with respect to the handling and responsibility of end-user returns and defective Product(s) as specified in Exhibit G. Unless otherwise agreed to in writing, for a period not to exceed the warranty period specified in Section 8.2 hereof, PDI may return to Manufacturer-any Product(s) either determined by PDI to be defective or claimed by an end-user to be defective (returns to Manufacturer may therefore include Product(s) that are not, in fact, defective). PDI may seek credit or exchange for such returned Product(s) upon mutual agreement that Manufacturer is at fault.

8.4	Replacement Inventory. At the request of PDI or its designated agent, Manufacturer shall ship parts and assemblies for the Product(s) that are the equivalent in specifications and quality to the original parts supplied with the Product(s). At the request of PDI, Manufacturer shall maintain an inventory of general replacement parts or special parts as forecasted by PDI. During such time, Manufacturer shall supply parts to PDI or its designated agent at reasonable, competitive rates as may be necessary to perform out-of-warranty repairs. As required, the Parties will enter into separate agreement(s) covering spare parts and refurbished assemblies.
SECTION 9
CONSULTING DESIGN AND ENGINEERING SERVICES

PDI may engage Manufacturer to render consulting, design or engineering services in connection with Product(s) to be manufactured hereunder. In the event that PDI desires to engage Manufacturer to render such services, the Parties shall execute a Project Plan which shall include a description of the services to be rendered, any milestones or delivery dates, payment terms or other terms relevant to such engagement. To the extent the results of Manufacturer’s performance of such services may constitute “work made for hire” for PDI under the USA Copyright Revision Act of 1976, as amended from time to time, then such work shall be considered “work made for hire” by the Parties.
SECTION 10
INTELLECTUAL PROPERTY; TRADEMARKS
10.1	Intellectual Property. PDI hereby grants to Manufacturer and Manufacturer hereby accepts, a non-exclusive, non-transferable and royalty free right and license under all of PDI’s Intellectual Property to make, use and distribute the Products exclusively on behalf of PDI. It is acknowledged and hereby agreed by the Parties that all rights to sell, price, market, license, distribute, or manufacture the Products or any Intellectual Property related thereto (except for manufacturing processes and build procedures developed by Manufacturer) as between Manufacturer and PDI, is wholly and exclusively owned by PDI. Notwithstanding the foregoing, PDI acknowledges that the Products are assembled using common industry modular assembly methods and that PDI has no proprietary rights in such methods and that Manufacturer may continue to use such methods in constructing other products.

10.2	Use of Trademarks. PDI hereby grants to Manufacturer, and Manufacturer hereby accepts, a nonexclusive, nontransferable and royalty-free right and license to use PDI’s trademarks in connection with the manufacturing and packaging of the Products for so long as the PDI’s trademarks are used by Manufacturer in accordance with PDI’s standards, specifications and instructions, but in no event beyond the term of this Agreement. Manufacturer shall acquire no right, title or interest in PDI’s trademarks other than the foregoing limited license, and Manufacturer shall not use any PDI Trademarks as part of Manufacturer’s corporate or trade name or on products not specifically authorized by PDI in writing or permit any third party to do so.

10.3	Termination of Use. Manufacturer acknowledges PDI’s proprietary rights in and to PDI’s trademarks and Manufacturer hereby waives in favor of PDI all rights to any trademarks, trade names and logotypes now or hereafter originated by PDI. Manufacturer shall not adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any of PDI’s trademarks or trade names in the United States and internationally. Upon termination of this Agreement, Manufacturer shall cease and desist from use of PDI’s trademarks and trade names in any manner.

10.4	Change in Specifications. To the extent the Specifications need to be changed, altered or modified, as provided in Section 3.5 above, to comply with a license or to avoid a valid utility patent, design patent, copyright or other Intellectual Property right, Manufacturer shall advise PDI in writing of such “Necessary Patent-Related Changes” including the circumstances giving rise to such changes.

10.5	Programming, Operating Systems, Software. If applicable, procurement of all computer programming, operating systems, or other software shall be the responsibility of Manufacturer, or PDI upon PDI’s written consent thereof. Restrictions or payment obligations may be imposed by the original source on Manufacturer’s or PDI’s use or handling of such programming. There shall be no payment or reimbursement obligation on PDI’s part for programming obtained or provided by Manufacturer unless such payments or reimbursements are approved in writing by PDI which indicates that PDI has accepted such obligation.
SECTION 11
ADDENDA: SUPPLY CHAIN SECURITY REQUIREMENTS
11.1	Addenda. PDI and Manufacturer may agree upon certain business terms from time to time concerning matters such as Product(s), pricing, market, invoice credit terms, and the like. Such terms shall be contained in one or more written addenda to this Agreement, each of which shall be considered an addendum hereto and may be identified as Exhibits to this Agreement. In the event of conflict between business terms of any addendum and this Agreement, the business terms contained in such addendum shall control.

11.2	Supply Chain Security. PDI supports the U.S. Customs and Border Protection (“CBP”) Customs-Trade Partnership Against Terrorism, commonly referred to as “C-TPAT” and similar programs in Korea promulgated by the Korean government. PDI requires foreign suppliers of imported goods to scrutinize, and, where necessary, develop sufficient security measures within, their own supply chain. More information about C-TPAT can be found at www.cpb.gov. In particular, Manufacturer agrees to implement Customs’ Security Recommendations for manufacturers as set forth as part of the Supplier Compliance Standards attached hereto as Exhibit H.
SECTION 12
CONFIDENTIALITY
12.1	Confidentiality. Each Party agrees, during the term of this Agreement and for a period of three (3) years thereafter, it shall not use any Confidential Information (as defined below) for any purpose other than as permitted or required for performance by such Party under this Agreement, nor shall it disclose or provide any Confidential Information to any third party. Each Party shall take all necessary measures to prevent any such disclosure by its employees, agents, contractors or consultants. Upon request of the other Party or upon termination of this Agreement, each Party shall return all such Confidential Information to the other Party.

12.2	Confidential Information. This Agreement and any information marked as confidential or, regardless of form (written/electronic/oral) or marking, is of the nature that a reasonable person would understand its owner would not want it disclosed to the public shall be considered to be Confidential Information. Further, Confidential Information shall also include (a) any document or data transaction between the Parties; (b) matters of a technical nature such as trade secret processes or devices, know-how, data, formulas, inventions (whether or not patentable or copyrighted), specifications and characteristics of Product(s) or services planned or being developed, and research subjects, methods and results; (c) matters of a business nature such as information about costs, profits, pricing, policies, markets, sales, PDI’s customers (e.g., names and addresses), Product plans, and marketing concepts, plans or strategies; (d) matters relating to project initiatives and designs; (e) matters of a human resources nature such as employment policies and practices, personnel information, including individual names, addresses, and telephone numbers, compensation, and employee benefits; and (f) other information of a similar nature not generally disclosed to the public. Confidential Information shall not include information that:
12.2.1	was already in the possession of the Receiving Party prior to its receipt from the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof);

12.2.2	is or becomes part of the public domain by reason of acts not attributable to the Receiving Party;

12.2.3	is or becomes available to the Receiving Party from a source other than the Disclosing Party which source, to the best of the Receiving Party’s knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the Disclosure Party with respect thereto;

12.2.4	is made available on an unrestricted basis by the Disclosing Party to a third party unaffiliated with the Disclosing Party; and

12.2.5	has been or shall be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the Receiving Party.
12.3	Manufacturer Information. Any unpatented knowledge or information concerning Manufacturer’s manufacturing processes for the Product(s) that Manufacturer may disclose to PDI or its employees shall, unless specifically agreed in writing, be deemed to have been disclosed as a part of the consideration for this Agreement. Manufacturer agrees not to assert any claim against PDI by reason of any use or alleged use to which any such information or knowledge may be put by PDI. Manufacturer hereby assigns to PDI all of its right, title and interest in and to any technology, concepts, data, information or knowledge relating to modifications of, or enhancements to, the Product(s) or the process by which it is manufactured and assembled developed by Manufacturer in response to a request by PDI during the term of this Agreement.

12.4	Privacy. Manufacturer shall respect and preserve the strict confidentiality and privacy of all personally-identifiable information in respect of any customer, employee or other identifiable individual related to PDI (“Personal Information”). Personal Information shall be considered Confidential Information for purposes of this Section 12. Manufacturer shall comply with, and shall co-operate with and assist PDI to comply with, all provincial, state, federal and other laws applicable to the Personal Information as amended from time to time and PDI’s privacy policy. Manufacturer shall only use the Personal Information for lawful and legitimate business purposes associated with the performance of Manufacturer’s obligations under this Agreement or as otherwise consented to in writing and in advance by PDI. Without limiting the generality of the foregoing, Manufacturer shall:
12.4.1	not sell, trade, lend or otherwise voluntarily disclose any Personal Information to any entity other than PDI; and

12.4.2	establish and maintain adequate security safeguards to ensure that Personal Information is not vulnerable to unauthorized access and use and is not disclosed or used in a manner contrary to this Agreement or applicable law.
12.5	PDI may immediately terminate, cancel and revoke Manufacturer’s right to use any or all of the Personal Information at any time and for any reason in PDI’s sole discretion, with or without cause, and without any liability to Manufacturer or any other person whatsoever, by giving notice of that cancellation to Manufacturer. Upon receipt of such notice, Manufacturer shall immediately cease use of the Personal Information, and shall comply with any request by PDI to transfer the Personal Information to PDI or a third party designated by PDI and thereafter permanently delete and destroy any or all of the Personal Information and certify through a notary public that the Personal Information has been permanently deleted and destroyed.
SECTION 13
AUDITS; INSPECTIONS
13.1	PDI, or its designated third-party agent, may audit the Manufacturer’s production and quality records and inspect the Manufacturer’s facilities and procedures. Any audit or inspection may be conducted at any time at Manufacturer’s facilities, with at least four (4) week’s notice at PDI’s sole cost. The audit shall not exceed twice per year. Manufacturer shall provide PDI’s designated audit or inspection team with access to the relevant Manufacturer’s production and quality records, facilities and procedures.

13.2	In the event that the audit reveals that Manufacturer is not performing in material compliance with the terms of this Agreement, then, in addition to any other rights and remedies PDI shall have under this Agreement and applicable laws, Manufacturer shall reimburse PDI for the costs of the audit and cure any and all defects within five (5) days of receipt of notice from PDI.
SECTION 14
ARBITRATION AND GOVERNING LAW
14.1	Disputes. Any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“Rules”). Such arbitration shall be conducted before an arbitral tribunal consisting of three (3) arbitrators appointed in accordance with the Rules. The arbitration shall be conducted in the English language. The place of arbitration shall be Santa Clara County, California, United States of America. Any decision rendered by the arbitration tribunal shall be final and binding on the Parties, and judgment thereon may be entered by any court of competent jurisdiction. The Parties expressly agree that the arbitration tribunal shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

14.2	Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of California, without reference to principles of conflicts of laws or to the United Nations Convention on Contracts for the International Sales of Goods.
SECTION 15
TERM AND TERMINATION
15.1	Term. This Agreement shall take effect as of the date first mentioned above and shall continue in force for a period of three (3) years from that date. Thereafter, the Agreement shall automatically renew on an annual basis unless either Party provides written notice to the other of its intent not to renew at least ninety (90) days prior to the end of the then current term.

15.2	Termination. Notwithstanding the provisions of Section 15.1, this Agreement may be terminated in accordance with the following provisions:
15.2.1	Either Party may terminate this Agreement at any time by giving notice in writing to the other Party, which notice shall be effective upon dispatch, should the other Party cease operations, file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of its business.

15.2.2	Either Party may terminate this Agreement by giving notice in writing to the other Party in the event the other Party is in material breach of this Agreement and fails to cure such breach within fifteen (15) days of receipt of written notice thereof from the non-breaching Party.

15.2.3	PDI may terminate this Agreement in its sole discretion without cause upon giving sixty (60) days’ advance written notice to Manufacturer.
15.3	Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the Parties shall have the following rights and obligations:
15.3.1	Termination of this Agreement shall not release either Party from the obligation to make payment of all amounts then or thereafter due and payable.

15.3.2	The terminating Party shall have the right, at its option, to cancel any or all Purchase Orders, which provide for delivery after the effective date of termination.

15.3.3	Notwithstanding anything to the contrary contained herein, in no event shall either Party be obligated to issue or accept Purchase Orders during the notice period(s) specified in this Section 15, except to the extent that the Parties have agreed to binding forecasts or other written agreement between the Parties.

15.3.4	Upon termination of the Agreement by PDI, if Manufacturer has an inventory of the Product(s) in its possession or control, Manufacturer shall timely inform PDI regarding the quantity of the Product(s) in its inventory. PDI shall purchase these Product(s) under the terms of this Agreement. Manufacturer shall not sell the Product(s) to a third party unless PDI provides its express written consent authorizing such sale.

15.3.5	The expiration or termination of this Agreement shall not terminate vested rights of either Party from any liabilities or obligations incurred under this Agreement prior to or which by their nature are intended to survive expiration or termination, including but not limited to, provisions relating to confidentiality, warranties, indemnification, returns, and proprietary rights.
15.4	No Renewal Extension or Waiver. Acceptance of the Product(s) by PDI after the date of termination of this Agreement shall not be construed as a renewal or extension hereof, or as a waiver of termination by PDI.

SECTION 16
MISCELLANEOUS
16.1	Regulatory Approvals. The Parties shall cooperate with each other in obtaining all regulatory approvals necessary for the importation of the Product(s) in the country of destination.

16.2	Force Majeure. Neither Party shall be liable for any direct, indirect, special, incidental or consequential damages arising out of total or partial failure to perform hereunder, or delay in such performance, by reason of acts of God, wars, acts of a public enemy, acts of the governments of any state or political subdivision or any department or regulatory agency thereof or entity created thereby (whether or not valid), quotas, embargoes, acts of any person engaged in subversive activity or sabotage, riots, fires, floods, explosions, or other catastrophes, epidemics or quarantine restrictions, strikes, lockouts or other labor stoppages, slowdowns or disputes. If a force majeure event shall prevent timely delivery of Product(s), then PDI may, without liability to Manufacturer, by written notice cancel its Purchase Order for the delayed Product(s).

16.3	Relationship. This Agreement does not make either Party the employee, agent or legal representative of the other for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. In fulfilling its obligations pursuant to this Agreement, each Party shall be acting as an independent contractor.

16.4	Assignment.
16.4.1	Assignment. Neither Party shall assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other Party, except as provided in this Section 16 or in the event that either Party may assign any or all of its rights and obligations under this Agreement to any successor in interest of all or substantially all of the business of such Party by merger, operation of law, assignment, purchase or otherwise or to any of its affiliates. Any prohibited assignment shall be null and void. All terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties.

16.4.2	Assignment of Accounts Receivable. If Manufacturer assigns payments to an assignee/factor, Manufacturer understands and agrees that Manufacturer and the assignee/factor shall be required to sign PDI’s standard acknowledgment form to assure PDI that the assignee/factor understands the rights and obligations being assigned, including the right of PDI to make offsets.

16.4.3	Assignment of Duty Drawback Rights. All drawback of duties and rights thereto related to import duties paid by Manufacturer or PDI upon importation of the Product(s) into the customs territory of the United States or other countries of importation, as applicable, shall accrue to the exclusive benefit of PDI. Manufacturer agrees to promptly provide PDI with all documents, records, and other supporting information necessary to obtain any eligible duty drawback for Product(s) purchased by PDI from Manufacturer under this Agreement.
16.5	Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered or mailed by either registered or certified mail, return receipt requested, or by a nationally recognized overnight courier service, receipt confirmed. In the case of notices via first-class mail or courier service, notices shall be deemed effective upon the date of receipt. Notices shall be addressed to the Parties as set forth below, unless either Party notifies the other of a change of address, in which case the latest noticed address shall be used.

Notices to Manufacturer:	Notices to PDI:

Ultra Clean Technology	Photon Dynamics, Inc.
150 Independence Drive	5970 Optical Drive
Menlo Park, CA 94025	San Jose, CA 95138
Attn: CFO	Attn: Vice President Operations

Copy to: CFO
Copy to: General Counsel, Legal Dept.
16.6	Entire Agreement. This Agreement, including the exhibits incorporated as an integral part of this Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore between the Parties related to this Agreement. The following exhibits are hereby incorporated into this Agreement by reference:

Exhibit A: Specifications and Technical Evaluation;

Exhibit B: Price List and Non-Binding Forecasts;

Exhibit C: Not Applicable;

Exhibit D: Not Applicable;

Exhibit E: Product Acceptance Criteria;

Exhibit F: Project Plan;

Exhibit G: Return Material Authorization Procedures; and

Exhibit H: Supplier Compliance Standards.

16.7	Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, other than by written amendment signed by the Parties hereto, except as expressly provided in this Agreement.

16.8	Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions of this Agreement substantially violates, comprises an integral part of, or is otherwise inseparable from the remainder of this Agreement.

16.9	Counterparts. This Agreement shall be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

16.10	Waiver. No failure by either Party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

16.11	Draftsmanship. Each of the Parties hereto has been represented by its own counsel. In the event of a dispute, no provision of this Agreement shall be construed in favor of one Party and against the other by reason of the draftsmanship of this Agreement.

16.12	Non-Exclusivity. Nothing in the Agreement shall be construed as creating an exclusive purchase arrangement or requirements contract between PDI and Manufacturer. PDI shall have the right to obtain similar Product(s) from any other manufacturer.

16.13	Translation. This Agreement is drafted in the English language.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PDI:		MANUFACTURER:

Signature:	/s/ Jeff Hawthorne	Signature:	/s/ John K. Sexton

Printed Name:	JEFF HAWTHORNE	Printed Name:	JOHN K. SEXTON
Title:	President & CEO	Title:	CHIEF FINANCIAL OFFICER

Date: 2/1/08		Date: 1/29/08